Filed Pursuant to Rule 424(b)(3)

File No. 333-259996

FUNDRISE INCOME REAL ESTATE FUND, LLC

(the “Fund”)

Supplement dated July 21, 2022 to the

Fund’s Prospectus and Statement of Information (“SAI”), each dated January 31, 2022,

each as may be supplemented from time to time

Fundrise Advisors LLC, the Fund’s investment adviser (“Fundrise Advisors”), has filed with the National Futures Association a notice of eligibility claiming an exclusion from the definition of a “commodity pool operator” (“CPO”) under Commodity Futures Trading Commission Rule 4.5 with respect to the Fund. As a result, Fundrise Advisors is not subject to registration or regulation as a CPO under the Commodity Exchange Act, as amended, with respect to the Fund. Accordingly, effective immediately, the following disclosure is added immediately prior to the third paragraph under the “Investment Objective and Strategies—Investments in Publicly Traded Real Estate Securities—Derivatives” section of the SAI:

The Adviser has filed with the National Futures Association a notice of eligibility claiming an exclusion from the definition of “commodity pool operator” (“CPO”) under CFTC Rule 4.5 under the Commodity Exchange Act, as amended (the “CEA”), with respect to the Fund’s operation. Accordingly, the Adviser is not subject to registration or regulation as a CPO under the CEA.

Investors Should Retain This Supplement for Future Reference